Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-286433) of our report dated September 26, 2024 relating to our audit of the consolidated financial statements of Capstone Green Energy Holdings, Inc. and Subsidiaries appearing in this Annual Report on Form 10-K for the year ended March 31, 2025.

/s/ Marcum llp

Los Angeles, CA

June 26, 2025